Exhibit 10.1

AMENDMENT ONE

TO THE

PENSION EQUALIZATION PLAN OF NEWMONT

WHEREAS, the Pension Equalization Plan of Newmont (the “Plan”) was restated by Newmont USA Limited (the “Plan Sponsor”) effective December 31, 2008;

WHEREAS, the Plan Sponsor wishes to amend the Plan effective January 1, 2014, except as otherwise indicated; and

WHEREAS, Section 8.02 of the Plan authorizes the Plan Sponsor to amend the Plan from time to time.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.01, “Normal Retirement Benefit,” subsection (c) and (d) are added as follows:

(c) With respect to Eligible Employees who are active Participants in the Plan on June 30, 2014, and are not Stable Value Participants as of June 30, 2014 in the Pension Plan, and whose age plus years of Service as of June 30, 2014 calculated as of June 30, 2014 using the date of birth equal to the first of the month coincident with or following actual date of birth, plus Service as of June 30, 2014, and rounded up to the next number of whole years, equals or is greater than 50, an additional transition credit beginning July 1, 2014 of nine (9) percent shall be applied to their Stable Value Retirement Benefit under this Plan and applies only to pay in excess of the IRS compensation limit. This credit is in addition to any transition credit that is made under Section 3.14 of the Pension Plan.

The transition credits will be applied for the Participant’s continuous employment with the Company beginning July 1, 2014 and will cease upon termination. If a Participant is subsequently rehired, no transition credits will be accrued upon reemployment.

(d) With respect to Eligible Employees who first become Participants in the Plan or are rehired on or after July 1, 2014, (a) and (b) above shall be applied based solely on the stable value benefit formula set forth in the Pension Plan beginning with the year the Participant becomes eligible for the Plan.

2. Section 4.04, “Method and Time of Payment,” is restated as follows:

Section 4.04. Method and Time of Payment. The Retirement Payment which is payable to a Participant pursuant to Section 4.01, 4.02 or 4.03 shall be paid in the form of an Actuarial Equivalent lump sum payment. The lump sum payment shall be paid in a single cash lump sum as soon as administratively possible following the date of the

Pension Equalization Plan of Newmont

Amendment One Effective January 1, 2014

Participant’s Separation from Service with the Company, and in no event later than the 15th day of the third month following the year in which the Participant Separates from Service, subject to the provisions of Section 9.14. If a Participant receives a lump sum distribution, there shall be no spousal benefits payable under Article V, but a benefit would be payable in accordance with Article V if the Participant dies before receiving the lump sum payment. If a Participant receives a lump sum distribution under the Plan and is later reemployed by the Company, the amount of any benefit payable in the future to the Participant under this Plan shall be reduced by the Actuarial Equivalent of the benefit previously paid to the Participant as a lump sum.

Notwithstanding the foregoing, any payment election made pursuant to the terms of the Prior Plan shall be paid in the manner and at the time elected by the Participant under the terms of the Prior Plan.

3. The Administration Committee or its delegate is hereby authorized to take any action necessary to implement this amendment.

The foregoing was adopted this 26th day of June, 2014.

NEWMONT USA LIMITED

By	/s/ Stephen Paul Gottesfeld
Name	Stephen Paul Gottesfeld
Title	Vice President

Pension Equalization Plan of Newmont

Amendment One Effective January 1, 2014